Exhibit 10.12

TurboGen Ltd.

(the “Company”)

Compensation Policy for the Company’s Office Holders

(the “Compensation Policy”)

November 2025

i

1.	Purpose of the Compensation Policy

This document constitutes the Compensation Policy for the Company's office holders, within the meaning of the terms in the Companies Law, 5759-1999 (the “Companies Law” and “Office Holder”, respectively).

The purpose of the Compensation Policy is to define and specify, as required, a compensation policy for the Company's Office Holders in accordance with the requirements of the Companies Law, which imposes an obligation on public companies to adopt such a compensation policy.

The Compensation Policy is a multi-year compensation policy, which took effect in November 2021 when the Company became public, and is valid for 5 years from the date the Company's shares were listed on the Tel Aviv Stock Exchange Ltd. ("TASE"), pursuant to the provisions of Section 1 of the Companies Regulations (Relief Regarding the Obligation to Establish a Compensation Policy), 5773-2013.

On 5 October 2025 and 20 October 2025, the Compensation Committee (the “Compensation Committee”) and the Company's Board of Directors (the "Board"), respectively, approved the renewal of the Compensation Policy for the Company's Office Holders, for a period of three (3) years from the date of approval by the general meeting of the Company's shareholders.

The Company strives to adopt appropriate compensation solutions so as to encourage the Office Holders to achieve its business targets, while placing emphasis on the link between the Office Holders' contribution and the Company's long-term performance, taking into account the Company's risk management policy, alongside the development and retention of its human capital. In the estimation of the Board, the Compensation Policy includes mechanisms that encourage the Office Holders to address the challenges facing the Company and remain motivated to achieve a high level of business performance, without taking risks that are inconsistent with the Company's risk management policy.

The Compensation Policy is designed to assist in achieving the Company's goals and work plans, inter alia, in the long term, by:

1.1.	Creating a reasonable and appropriate set of incentives for the Company's Office Holders, taking into account, inter alia, the Company's characteristics, its business activities, the Company's risk management policy and working relations at the Company.

1.2.	Providing necessary tools for the recruitment, incentivization and retention of talented and skilled managers in the Company, who can contribute to the Company and maximize its profits over the long term.

1.3.	Emphasizing performance-based compensation, and linking the Office Holders to the Company and its performance, while adjusting the Office Holders' compensation to their contribution towards achieving the Company's targets and maximizing its profits over the long term and in accordance with their role.

1.4.	Creating an appropriate balance between the various compensation components (such as fixed versus variable components, and short-term versus long-term components).

Approval of compensation for an Office Holder in accordance with the Compensation Policy shall be done by the Company's competent organs, and subject to the provisions of any law, as applicable from time to time. The Board is responsible for managing the Compensation Policy, including its implementation, as well as for any and all actions required for such purpose, including the authority to interpret the provisions of the Compensation Policy in any case of doubt regarding its application. The Compensation Committee and the Board shall review, from time to time, the Compensation Policy and the need for adjustment thereof, inter alia, in accordance with the considerations and principles specified therein. Such adjustments shall be presented for approval in the manner prescribed by law.

It is clarified that the Compensation Policy does not confer any right on any of the Company's Office Holders, and it should not be deemed as an undertaking by the Company to confer such a right. The granting of terms of office and employment to an Office Holder shall be subject to approval by the Company's competent organs in accordance with the provisions of the law.

2.	Parameters for reviewing compensation terms

The general parameters that shall be considered when examining the compensation terms of the Company's Office Holders are as follows:

2.1.	The Office Holder’s education, qualifications, expertise, professional experience and achievements.

2.2.	The Office Holder’s role, responsibilities and previous salary agreements of the Company that were signed with the Office Holder.

2.3.	The Office Holder's contribution to the Company's performance, profits and stability.

2.4.	The Office Holder’s purview given their role in the Company.

2.5.	The Company's need to retain the Office Holder in light of their skill, knowledge and/or unique expertise.

2.6.	The Company's goals and the strategy it has adopted to achieve its goals.

2.7.	Other relevant parameters that the Compensation Committee (following its appointment) and the Board shall deem relevant, including standard compensation terms in the market, the Company's size and the nature of its operations.

3.	Ratio between the Office Holder’s compensation and the compensation of the Company's other employees

The determination of the Office Holder’s compensation terms shall include the ratio between the cost of the CEO's terms of office and employment and the average cost of the terms of office and employment of the Office Holders, and the average and median cost of salary of the Company's other employees. As of the date of release of the Compensation Policy, the ratio between the CEO's cost of salary and the average cost of salary of the Company's Office Holders, and the average and median cost of salary of the Company's other employees, is x2.7 and x1.6, and x3.6 and x2.2 (respectively). In the estimation of the Board, the said ratio is reasonable in the circumstances and in view of the Company's management structure, and does not affect working relations at the Company.

"Agency Workers Employed by the Company" – Staffing agency employees whose de facto employer is the Company, and service contractor employees who provide services at the Company; for this purpose, "Staffing Agency", "Service Contractor", "De Facto Employer" – as defined in the Employment of Workers by Staffing Agencies Law, 5756-1996; and "Salary" – the income for which The National Insurance Institute contributions are paid pursuant to Chapter O of the National Insurance Law [Consolidated Version], 5755-1995.

4.	Compensation terms – general

4.1.	The compensation terms offered to the Company's Office Holders are determined in reference to the existing compensation terms of the Office Holders and the assessment of the Board, inter alia in view of its experience and to the best of its knowledge of the standard compensation terms in the market and in the industry in which the Company operates for Office Holders holding similar positions.

4.2.	The Company shall be entitled to grant (all or some of) the Office Holders a compensation plan, which shall include salary, a bonus and/or equity-based payment.

4.3.	The term of the Company's employment agreement with the Office Holders may be fixed or indefinite, with an option for termination by either party.

All amounts stated in the Compensation Policy, except for the amounts in Section 5.1.5 below, shall be indexed to the Consumer Price Index (CPI) published in October 2025.

5.	Compensation terms – fixed component

5.1.	Base salary and Social benefits / management fees

5.1.1.	The base salary / management fees constitute fixed compensation, the primary purpose of which is to provide certainty and stability for the Company and the Office Holders.

5.1.2.	The Officer's base salary / management fees shall be determined during negotiations for their employment with the Company, inter alia, according to the parameters specified in Section 2 above, and in reference to the existing salary conditions of the Company's other Office Holders, the standard salary conditions in the market, and the salary conditions of the candidate for the Office Holder position prior to their appointment at the Company, taking into consideration their qualifications, experience, education and expertise.

5.1.3.	The Office Holder employed by the Company shall be entitled to contributions to a provident fund for provident payments and severance pay, and according to the discretion of the Company's competent organs – to a study fund. In addition, an Office Holder's compensation may include additional benefits, such as: car maintenance (including gross-up of the tax thereon and subject to the maximum specified below), a mobile phone, annual leave days over and above the legal requirement, adjustment payment, work disability insurance and/or reimbursement of personal expenses (the "Social benefits"). It is clarified that the Social benefits shall be as is standard at the Company at the time of approval of the Compensation Policy, and may be reviewed from time to time by the Compensation Committee and updated accordingly.

Expense reimbursement – The Company may determine that it will bear part or all of the expenses of the Office Holder (including directors and Office Holders who are the controlling shareholders) that are incurred for the purpose of carrying out their duties, including telephone, internet, accommodation (in and outside of Israel), per diems, hospitality, travel expenses in Israel and overseas, newspapers, professional literature, professional organization membership fees, etc., against the submission of invoices, in accordance with the expense reimbursement policy that is approved by the Board from time to time.

5.1.4.	Office Holders who provide services to the Company other than under a personal employment agreement, i.e., through a management company, are not entitled to Social benefits, but the cost of salary (as defined below) of these Office Holders shall include the value of the said Social benefits.

5.1.5.	In any event, the annual cost of the base salary and the Social benefits, or alternatively, of the management fees, shall not exceed the maximum specified below (indexed to the Consumer Price Index (the "CPI") published in April 2021):

Rank*	In terms of cost to the Company[1]
	Maximum	Position percentage
Chairman of the Board	ILS 1,200 thousand	Full-time
Director holding another role	ILS 1,200 thousand	Full-time
CEO	ILS 1,000 thousand	Full-time
VP	ILS 900 thousand	Full-time

*	Should there be any change in the position percentage, the ranges of the above engagements shall be adjusted proportionally. It is clarified that a change in an Office Holder's compensation resulting from a change in the position percentage shall require any and all approvals required by law. It is further clarified that, it is the position of the Board, given the nature of the Company's activities, that no engagement in terms of office and employment with a part-time Office Holder shall be deemed as a deviation from the ordinary course of business or from the Compensation Policy.

It is clarified that a deviation of up to 5% from the maximum stated in this section above shall not be deemed as a deviation from the Compensation Policy.

5.1.6.	The Company shall be entitled to index the Office Holder's salary to a rise in the CPI.

5.1.7.	Subject to completion of the listing of the Company's securities on a stock exchange outside of Israel, the fixed salary maximum in the Compensation Policy shall automatically increase as follows:

●	Chairman of the Board – x1.5.

●	CEO – x2.

●	VP – x1.5.

5.1.8.	The Compensation Committee and the Board may approve the granting of equity-based compensation to an Office Holder in lieu of salary, in whole or in part, by way of the granting of restricted stock units (RSUs), restricted stock (RS) or unlisted options exercisable for shares of the Company, which shall vest on a monthly basis. In such a case, the calculation of the value of the equity-based compensation that is granted, compared with the base salary, shall include a discount of up to 50%.

5.1.9.	The Compensation Committee and the Board may decide to grant equity-based compensation to an Office Holder in lieu of an unpaid salary debt to the Office Holder, including to controlling shareholders and/or relatives of the controlling shareholders, by way of granting RSUs, RS or options or any other equity-based compensation according to the Company's equity-based compensation plan, as being from time to time ("Equity-based compensation in Lieu of Salary Debt"). The terms of the Equity-based compensation in Lieu of Salary Debt will be as follows: (1) Vesting period – at least one month; (2) All the other terms of Equity-based compensation in Lieu of Salary Debt shall be as specified in Section 6.2 below.

[1]	Exclusive of VAT, where relevant.

5.2.	Terms of termination of employment/services

5.2.1.	Advance notice

5.2.1.1.	The advance notice period for separation of employment shall be determined with each Office Holder, in reference to the parameters specified in Section 2 above and the existing advance notice periods in the employment agreements of the Company's other Office Holders.

5.2.1.2.	The advance notice period for any Office Holder who is not the CEO shall be limited to 6 months, and for the CEO shall be limited to 9 months.

5.2.1.3.	The Company may require the Office Holder to continue working during the advance notice period or to stop working before the end of the advance notice period. It is clarified that the Office Holder shall be entitled to the full payment due to them for the advance notice period.

5.2.2.	Severance pay

5.2.2.1.	An Office Holder who is an employee of the Company shall be entitled to severance pay, in an amount that shall not exceed the relevant Office Holder's gross monthly salary at the time of separation of their employment with the Company, multiplied by the number of years of their employment with the Company, or to severance pay pursuant to Section 14 of the Severance Pay Law, 5723-1963, both upon separation of the Office Holder's employment with the Company at the Company's initiative and upon separation of the Office Holder's employment with the Company at their own initiative.

5.2.2.2.	An Office Holder who is employed by the Company through a service agreement shall not be entitled to severance pay.

5.2.3.	Retirement grant

5.2.3.1.	The Compensation Committee and the Board shall have the option to give a retirement grant to an Office Holder whose term of office exceeds 4 years, provided that they do not leave in circumstances that justify the denial of severance pay according to law or agreement ("Retirement Grant").

Subject to the Maximum Retirement Grant (as described in Section 5.2.3.2 below) and to the decision of the Compensation Committee and the Board, the Retirement Grant may be paid in cash, in an amount equal to the monthly cost of the fixed component multiplied by the total number of full years of the Office Holder’s employment (provision of services), and shall be determined taking into account, among other things, the following criteria and considerations: (1) The Office Holder’s term of office or employment; (2) Their terms of office and employment in that period; (3) The Company's performance in the said period; (4) The Office Holder's contribution to achievement of the Company's targets and maximization of its profits; and (5) The circumstances of the retirement.

The Compensation Committee and the Board may determine that the Retirement Grant shall be given subject to a confidentiality clause and an undertaking by the Office Holder not to compete with the Company and its business activities.

5.2.3.2.	The Retirement Grant for the Chairman of the Board, the CEO and a VP shall not exceed a cash amount equal to 18 gross monthly salaries.

5.2.4.	Exercise of options and/or accelerated vesting of options

In the event of an Office Holder's termination of employment/services, the provisions of the Company's option plan, as being from time to time, shall apply to the exercise of options and/or accelerated vesting of options.

5.2.5.	It is clarified that the sum of the payments (in the aggregate) to an Office Holder for advance notice and the Retirement Grant (as stated in Sections 5.2.1 and 5.2.3 above) shall not exceed a cash amount equal to 24 gross monthly salaries (without taking into account bonuses and equity-based compensation).

5.3.	Exemption, indemnity and insurance for the Office Holders

5.3.1.	The Company shall include the Office Holders in the Directors’ and Officers’ liability insurance policy that the Company shall purchase, subject to the approvals required by law.

The limits of liability in the said policy shall be up to the sum of U.S. $40 million per claim and per annual insurance period, plus reimbursement of reasonable legal costs, over and above the said liability limit.

The cost of the Company's deductible and the annual premium shall be at market prices as of the date of the engagement in the said policy and in an amount that is not material relative to the Company's profitability, assets or liabilities.

5.3.2.	Subject to the provisions of the law and the approval of the competent organs, the Company may grant an Office Holder an indemnity undertaking and/or a letter of exemption from liability, in the wording attached hereto as Annex D and Annex E (respectively) in Chapter 8 of the prospectus.

5.3.3.	Run-off insurance – In the event of a Change of Control (as defined in the Compensation Policy) or a material change in the risks applicable to the Company, the Company may purchase run-off insurance for up to 7 years, at a premium that shall be up to 4 times the last annual premium paid by the Company for the D&O insurance policy.

6.	Compensation terms – variable component

6.1.	Cash bonus

Office Holders (excluding directors) may be entitled to a bonus, to be paid in cash, as part of the compensation terms. The said entitlement shall be determined according to quantitative measurable criteria (the "Measurable targets Bonus") and/or qualitative non-measurable criteria (the "Non-Measurable Bonus").

6.1.1.	Measurable targets Bonus

6.1.1.1.	Measurable targets

The Company may determine a Measurable targets Bonus mechanism for the CEO and the Office Holders who report to the CEO, which shall be based on measurable targets and calculated based on measurable criteria, to be determined (if determined) by the Company's competent organs (and with respect to Office Holders who report to the CEO – after receipt of the CEO's recommendation), according to the relevant Office Holder's role, such as (but not necessarily limited to):

a.	Sales and marketing targets;

b.	Revenue growth targets;

c.	Engagement in agreements with revenue potential in a predetermined amount;

d.	Engagement in collaboration agreements;

e.	Engagement in material and/or strategic agreements;

f.	Achievement of product development milestones;

g.	Reduction of costs;

h.	Achievement of targets/milestones related to the Company's products and projects;

i.	Advancement of strategic plans and targets, including targets set for the Office Holder, which are relevant to their field;

j.	Obtaining regulatory approvals and/or intellectual property-related approvals;

k.	Achievement of financial metric targets: Gross profit, operating income/loss, net profit/loss, cash balance, revenues;

l.	Achievement of financing targets: Loan raising, private placement, public offering or rights offering for shares, bonds, etc.

The target/s may be defined in advance by the Company's competent organs, and each target or several targets in the aggregate shall be assigned a weight out of the target-based compensation component to which the Office Holder shall be entitled if the said target/s are achieved.

6.1.1.2.	Where relevant, an annual bonus for a partial period shall be paid pro rata to the Office Holder's term of office in the relevant period.

6.1.1.3.	The Compensation Committee and the Board may pay the Office Holder for the achievement of measurable targets on a quarterly, semi-annual or annual basis, and grant equity-based compensation in lieu of the cash bonus to which an Office Holder is entitled, in whole or in part.

6.1.1.4.	Annual bonus based on measurable targets for an Office Holder who is a controlling shareholder or their relative:

Upon fulfillment of all the conditions listed in Subsection (a) or Subsection (b) below, the setting of the targets for which a bonus shall be paid in a given year to a controlling shareholder or their relative, shall be determined by the Compensation Committee and the Board (and not by the general meeting):

a.	The decision of the Compensation Committee and the Board regarding the setting of the targets is consistent with the Compensation Policy; the targets that are set are measurable targets only; the potential bonus amount to be granted based on the said targets does not exceed three (3) salaries; the targets were set in advance by the Compensation Committee and the Board.

b.	(1) The number of other Office Holders to whom the same targets apply is significantly greater than the number of Office Holders who are the controlling shareholder or their relatives; (2) The potential bonus that may be derived for the other Office Holders is significantly higher than the potential bonus that may be derived for a controlling shareholder and their relatives from the same targets (in absolute terms); (3) The cost of the bonuses attributable to the controlling shareholder, taking into account their holding rates in the Company, shall be significantly higher than the bonus amount they would be entitled to in the event of achievement of the targets, such that it is clear that the controlling shareholder has a minor and negligible interest in the setting of the targets.

Annual bonus based on measurable targets for directors (excluding external and/or independent directors):

Upon fulfillment of all the conditions listed in Subsection (a) or Subsection (b) below, the setting of the targets for which a bonus shall be paid in a given year to a director shall be determined by the Compensation Committee and the Board (and not by the general meeting):

a.	The decision of the Compensation Committee and the Board regarding the setting of the targets is consistent with the Compensation Policy; the targets that are set are measurable targets only; the potential bonus amount to be granted based on the said targets does not exceed three (3) monthly salaries; the targets were set in advance by the Compensation Committee and the Board.

b.	The decision of the Compensation Committee and the Board regarding the setting of the targets is consistent with the Compensation Policy; the Office Holder for whom the said targets are set is an Office Holder who, in addition to their office as a director, also holds a managerial or operational role in the Company; approval of the said targets at the Compensation Committee and the Board shall be obtained without the participation of the directors who receive target-based compensation from the Company (whether in their capacity as directors or in their capacity as other Office Holders of the Company).

6.1.2.	Non-Measurable Bonus

Subject to approval by the Company's competent organs, the Company may grant an Office Holder of the Company a Non-Measurable Bonus, provided that the sum of the Non-Measurable Bonus, together with the Measurable targets Bonus, does not exceed the Maximum Bonus. However, for the CEO, the sum of the Non-Measurable Bonus shall not exceed 3 monthly salaries.

The criteria that shall be used to determine the entitlement to a bonus for the Non-Measurable Bonus component shall include, inter alia:

6.1.2.1.	The supervisor’s assessment of the Office Holder's personal contribution to the Company's performance, achievement of its targets, maximization of its profits, and its success.

6.1.2.2.	Assessment by the Office Holder’s supervisor of the quality of their performance.

6.1.2.3.	A material change in the Office Holder's role.

6.1.2.4.	The Company's need to retain an Office Holder with unique skills, knowledge or expertise.

6.1.2.5.	Compliance with internal procedures, legal and/or regulatory targets.

6.1.2.6.	The Office Holder’s purview.

6.1.2.7.	Contribution to a special event in the Company's life.

6.1.2.8.	Handling of external changes that adversely affected the annual bonus.

The qualitative assessment shall be performed by the Office Holder’s supervisor, who shall submit their recommendation to the Compensation Committee. For this purpose, the qualitative assessment of the CEO shall be performed by the Compensation Committee and the Board.

The Compensation Committee and the Board may reduce the amount of the Office Holder’s bonus, at their discretion.

The Compensation Committee and the Board may approve a pro rata bonus if an Office Holder leaves during the course of a specific calendar year, as long as the Office Holder was not dismissed for cause with denial of severance pay.

It is clarified that a Non-Measurable Bonus is not contingent on threshold conditions.

6.1.3.	Bonus Maximum

The total amount of the annual bonus for the CEO and the Office Holders who report to the CEO shall not exceed the sum of 15 monthly salaries and the sum of 10 monthly salaries, respectively, excluding a deferred bonus (if any) (the "Maximum Bonus ").

6.1.3.1.	Subject to completion of the listing of the Company's securities on a stock exchange outside of Israel, the maximum for the Measurable targets Bonus in the Compensation Policy for Office Holders who report to the CEO shall automatically increase to up to the sum of 15 monthly salaries.

6.1.4.	Deferred bonus

According to the deferred bonus mechanism, the Office Holder shall receive 80% of the Measurable targets Bonus on the date scheduled for review of achievement of the targets (the "Grant Date"), while the balance of the Measurable targets Bonus shall be deferred and paid in the current year following the Grant Date, provided that the Office Holder is still employed by / providing services to the Company.

6.2.	Equity-based payment

Equity-based payments, alongside the fixed salary and current bonuses, reinforce the correlation between the sum of the Office Holder's compensation and maximization of value for the Company's shareholders. The equity-based compensation is also intended to link the Office Holder's compensation to the achievement of the Company's targets over the long term, given the time required for appreciation of the Company's existing and future investments.

The Company reserves the right to grant its Office Holders options for ordinary shares or restricted ordinary shares or restricted stock units (RSUs), in accordance with the equity-based compensation plans that have been and shall be adopted from time to time, and subject to any relevant law.

6.2.1.	Maximum Value on the Grant Date

If the Company grants equity-based compensation to an Office Holder, the annual benefit in respect of this compensation shall be subject to the following maximum (in terms of a full-time position):

Rank	Max. Percentage out of annual cost of salary	Max. Percentage out of the Company’s issued and paid-up capital (on a fully diluted basis on the date of the allotment)
Chairman of the Board	85%	0.8%
CEO	200%	1.5%
Director holding another role	85%	0.8%
VP	150%	1.2%

It is clarified that the maximum shall be determined according to the annual benefit produced by dividing the economic value of the equity-based compensation on the Grant Date, which was calculated for purposes of the financial statements, by the number of years required until full vesting (the "Annual Benefit Value"). The annual benefit for purposes of the maximum shall be based on the economic value prior to any deduction attributable to forfeiture rates, should such a deduction be made.

6.2.2.	Vesting period

The options granted to an Office Holder shall vest in several tranches, to be determined by the Compensation Committee and the Board, provided the period required until full vesting is at least 3 years from the Grant Date.

6.2.3.	Exercise price (options)

The exercise price shall be determined by the Compensation Committee and the Board for every grant to an Office Holder, and shall be no less than the minimum required according to the instructions and directives of the stock exchange on which the Company is traded at such time.

6.2.4.	Expiry date (options)

Options that are allotted and not exercised shall expire within a period not exceeding 10 years from the date of their allotment (subject to the provisions regarding the expiry of options upon separation of employment or cessation of provision of the Office Holder's services to the Company).

6.2.5.	Immediate acceleration mechanism

In the event of a Change of Control (as defined below) and/or in any case of an Office Holder’s termination of employment/services other than “for cause” (as defined in the relevant employment / service agreements), the Compensation Committee and the Board may determine immediate, partial or full acceleration of equity-based compensation granted to the Office Holder that has not vested by such date.

"Change of Control": Acquisition of the Company's shares or merger of the Company or a sale or transfer of all or substantially all of the issued and paid-up share capital or all or substantially all of the Company's assets or any transaction or series of transactions following which the Company's shareholders prior to the transaction hold, directly or indirectly, less than 50% (fifty percent) of the voting rights in the Company (or in the surviving entity under the transaction).

6.2.6.	The Board shall not set a maximum on the exercise value of the equity component.

6.3.	Special bonus for the sale of the Company or a material part of its operations (by way of shares, assets or a merger):

The Company may grant a bonus to directors who are not external directors, and including the Chairman of the Board, the CEO, and persons who report to the CEO, to be determined by the Compensation Committee and the Board, in the event of performance of a transaction for the sale of the Company or a material part of its operations (by way of shares, assets or a merger). The bonus shall be derived from the value of the transaction, subject to an aggregate maximum of 8% of the value of the transaction for directors, including the Chairman of the Board, the CEO and the persons who report to the CEO who hold office in the Company (without taking into account the remuneration due to the said persons due to their rights in the Company's capital or any other bonus or remuneration). For the avoidance of doubt, the special bonus shall be granted in addition to measurable target-based bonuses and/or discretionary bonuses.

6.4.	Sign-on bonus and retention bonus – The Company may pay an Office Holder a sign-on and/or retention bonus in special cases, according to the Office Holder's contribution to the Company's success and the Company's financial condition. Any sign-on and/or retention bonus of an Office Holder shall be presented to the Compensation Committee and the Board for approval. The maximum on each of the bonuses shall be up to 6 monthly salaries of the Office Holder, and the aggregate amount payable for a sign-on bonus and a retention bonus for an Office Holder shall not exceed up to 6 monthly salaries of the Office Holder.

7.	Clawback of compensation given based on erroneous financial information

7.1.	An Office Holder will be required to reimburse the Company for excess payments made to them as part of their terms of employment, if they were paid based on figures that transpired to be erroneous and were restated in the Company's financial statements within a period of 3 years after payment thereof.

7.2.	The sum of the amounts that the Office Holder shall reimburse shall be determined according to the difference between the amount they received and the amount that would have been received according to the corrected financial figures that were restated in the financial statements (the "Clawback Amount").

7.3.	The Company may offset the Clawback Amount due thereto as aforesaid against any amount that it is required to pay the Office Holder (even if the Office Holder's employment at the Company shall have come to an end).

8.	Ratio between fixed compensation and variable compensation components

8.1.	The mix of the different compensation components is intended to create a balance and an appropriate ratio between the fixed compensation and the variable compensation, with the aim of creating a performance-based compensation system that promotes the Company's targets and aligns with its risk management policy. In view of the characteristics of the Company's activity as aforesaid, the Compensation Policy relies heavily on performance-based compensation components.

8.2.	Therefore, the percentage of the Office Holder's fixed compensation out of the Office Holder's total compensation, in terms of cost to the Company and in reference to the potential compensation maximum, may constitute between 0-100% of the Office Holder's total compensation, as shall be determined by the Compensation Committee and the Board with respect to each Office Holder.

9.	Director remuneration

9.1.	The remuneration of the Company's directors, excluding the Chairman of the Board, may be determined in accordance with the provisions of the Companies Regulations (Rules on External Directors' Remuneration and Expenses), 5760-2000 (the "Remuneration Regulations"), according to the Company’s classification under these regulations, from time to time.

9.2.	Subject to any law (including the provisions of the Remuneration Regulations), and without derogating from the provisions of Section 6.2 above, the Company may grant the directors, excluding directors who are controlling shareholders thereof, equity-based payment, with an Annual Benefit Value of up to 300% of the total annual remuneration paid to the directors of the Company (excluding directors who are controlling shareholders of the Company), excluding remuneration for attending meetings, under the conditions as stated in Section 6.2 above (except with respect to the maximum value as stated in Section 6.2.1 above), mutatis mutandis.

10.	Non-material changes to the terms of employment of Office Holders who report to the CEO

The provisions of the Compensation Policy notwithstanding, it is clarified that in accordance with Section 1B3 of the Companies Regulations (Exemptions in Transactions with Interested Parties), 5760-2000, a non-material change in the terms of office and employment of an Office Holder who reports to the CEO shall not require the approval of the Compensation Committee, if it is approved by the CEO and is within the limits set forth in the Compensation Policy.

"Non-Material Change to Terms of Office and Employment": A change of no more than 5% relative to all the Office Holder's terms of office and employment in any calendar year, but in the aggregate no more than 10% relative to all the Office Holder's terms of office and employment as approved by the Compensation Committee and the Board (and by the general meeting of the Company’s shareholders, where relevant), and provided the compensation complies with the other provisions of the Compensation Policy.